Exhibit 99.1

     UNOVA Signs Definitive Agreement for the Sale of Its Landis Operations


    EVERETT, Wash.--(BUSINESS WIRE)--Oct. 28, 2005--UNOVA, Inc. (NYSE:UNA) today announced that it has agreed to sell its Landis Grinding Systems operations to Groupe Fives-Lille, a leading industrial engineering group based in Montreuil-sous-Bois, France. The anticipated transaction will fully complete UNOVA's stated commitment to divest its Industrial Automation Systems businesses. The transaction is subject to customary closing conditions and is expected to be completed by year end.
    Under the terms of the agreement, Groupe Fives-Lille will purchase the global operations of UNOVA's Landis Grinding Systems. The consideration consists of approximately $70 million in cash, a $10 million two-year note plus the assumption of post retirement medical obligations and certain pension obligations for active employees. The consideration is subject to closing balance sheet adjustments.
    The Landis Grinding Systems businesses have been operating as a division under UNOVA's Industrial Automation Systems segment. UNOVA anticipates no interruption to the Landis Grinding Systems' business, customer relationships or strategic direction while the transaction is being completed.

    About Groupe Fives-Lille

    Groupe Fives-Lille ("GFL") is a leading international industrial engineering group, which designs and produces equipment, primarily for the aluminum, automotive, steel and cement industries. For more information, please visit GFL's website at www.fiveslille.com.

    About UNOVA

    UNOVA is a leader in global supply chain solutions and in the development, manufacture and integration of wired and wireless automated data collection, mobile computing systems, bar code printers, label media and Intellitag(R) RFID (radio frequency identification). The company's products and services are used by customers in many industries to improve productivity, quality and responsiveness of business operations, from supply chain management and enterprise resource planning to field sales and service. www.unova.com

    (Forward-looking Statement)

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts.
    The forward-looking statements about the completion of the sale of the Landis Group Operations to Groupe Fives-Lille are based on management's current expectations. The statements included in this release are not guarantees. Completion of this transaction is dependent upon the conclusion of customary closing conditions and completion of the sale and the actual timing of closing will depend upon completion of these conditions and exchange of consideration. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings on Form 10-K and 10-Q with the Securities and Exchange Commission.



    CONTACT: UNOVA, Inc.
             Kevin P. McCarty, 425-265-2472
             kmccarty@unova.com